Exhibit 99.1

Ideanomics Reports Full Year 2019 Financial Results

-	2019 results represent finalization of the business transformation
-	MEG division has confirmed orders, serving as a platform for robust growth
-	Impairments taken are non-cash items, of non-core assets, in line with GAAP accounting standards; with future sales planned on most assets to maximize shareholders’ value

NEW YORK, March 16, 2020 /PRNewswire/ -- Ideanomics (NASDAQ: IDEX) ("Ideanomics" or the "Company"), a global company focused on monetizing the adoption of commercial electric vehicles and associated energy consumption, as well as enabling the next generation of financial services and fintech products, announced today its Full Year 2019 operating results for the period ended December 31, 2019 (a full copy of the Company's annual report on Form 10-K is available at www.sec.gov).

Conference Call: Ideanomics’ management, including Alf Poor (Chief Executive Officer), Conor McCarthy (Chief Financial Officer) and Tony Sklar (VP of Communications and Head of Investor Relations), will host live an earnings release conference call at 4:30 pm ET, Monday, March 16, 2020 (4:30am Tuesday March 17, 2020 Beijing/Hong Kong Time).

To join the webcast, please visit the 'Events & Presentations' section of the Ideanomics corporate website (http://www.ideanomics.com/), or Dial-in Number: (Toll-Free US & Canada): 877-407-3107 or 201-493-6796; for China: +86-400-120-2840. Time permitting, Ideanomics management will answer questions during the live Q&A session.

A replay of the earning call will be available soon after the conclusion of the event.

Ideanomics Full Year 2019 Operating Results

Revenue for the year ended December 31, 2019 was $44.6 million as compared to $377.7 million for the same period in 2018, and decrease of approximately $333.2million, or 88%. This was due to the transition away from the oil trading and electronics trading business units, as Ideanomics’ reorganized its business to focus on its Mobile Energy Global (“MEG”) and Ideanomics Capital divisions.

2019 saw the company complete the business transformation which began in 2018. The management team has taken important steps to focus our company on two transformative industries which we are confident will provide us with both near- and long-term revenues and the subsequent increase in shareholder value. Those two industries are Electric Vehicles (EV) and Financial Services.

The most significant development in 2019 was the formation of our MEG division. We believe that enabling commercial fleet operators to migrate from gasoline and diesel-powered vehicles into clean, energy-saving, electric vehicles affords Ideanomics and its MEG subsidiary with an opportunity to participate in a high-growth industry segment that offers the possibility of meaningful revenues. The commercial fleet segments MEG is focused on are Heavy Trucks, Buses & Coaches, Logistical Vans and Small Trucks, and Taxis. We believe these represent the major opportunities in commercial fleet transitioning to EV.

To help develop MEG for growth, we hired industry executives from the EV Automotive, Financial Services, EV Battery, and Electrical Energy Storage and Management industries to run our China operations, announced the MEG sales hub in the coastal port city of Qingdao, as well as partnerships with leading automotive and EV battery manufacturers, and of course energy partners including GCL, Three Gorges, and PetroChina.

In our MEG division we’ve built a diverse pipeline of orders and opportunities covering each of the 4 commercial vehicle segments, leveraging our team’s network and the strategic partnerships and JVs we have established over the past 18 months. In addition to our direct sales, these partnerships help us source order flow directly from their fleet operator customers and have generated a consistent level of inbound inquiries.

This acquisition of commercial EV fleet customers provides us with opportunities to earn upfront revenues from vehicle procurement buying spreads and origination fees from financing services, and extends the customer life cycle through long-term, recurring, revenues from the consumption of electrical energy.

Cost of revenues was $1.5 million for the year ended December 31, 2019, as compared to $$374.6 million for the year ended December 31, 2018. Our cost of revenues declined by $ $373.1 million which is in line with our decrease in revenues.

Our gross profit for the year ended December 31, 2019 was approximately $43.1million, as compared to $3.2 million during the same period in 2018.

Our selling, general and administrative expense for the year ended December 31, 2018 was $ 24.9 million as compared to $22.5 million for the same period in 2018, an increase of $2.4 million or 11%.

Professional fees are generally related to public company reporting and governance expenses as well as legal fees related to business transition and expansion. Our professional fees increased approximately by $1.1million, or 23%, for the year ended December 31, 2019, compared with the same period in 2018. The increase was related to an increase in legal, valuation, audit and tax as well as fees associated with continuing to build out our technology ecosystem and establishing strategic partnerships and M&A activity as part of this technology ecosystem.

Our loss from operations increased by $42.4 million to $68.6 million for the year ended December 31, 2019, from $26.2 million during 2018. This was due principally to the impairments of our holdings of GTB cryptocurrency ,impairments related to buildings we demolished at Fintech Village and expenses related to the true-up of DBOT selling stockholders. . Loss per share for 2019 was $0.82 as compared to $0.35 in 2018. As of December 31, 2019, the company had cash of $2.6 million, total assets of $126.9 million, and total equity of $33.6 million.

"The results for 2019 reflect the finalization of our business transformation and position us to focus on our core activities in EV and Financial Services from 2020 forward” said Alf Poor, CEO of Ideanomics. “The impairments taken in our 2019 financials are due to US GAAP accounting rules and reflect our decision to clear a path to profitability and growth which will see our resources fully focused on the near-term revenue opportunities in MEG and the strategic development of Ideanomics Capital. The fact that these are non-cash impairments, and the assets are still within the group and available to be sold or otherwise divested, means we have taken definitive decisions to ensure we are best-placed to grow our revenues and shareholder value from this point forward”.

About Ideanomics

Ideanomics (Nasdaq:IDEX) is a global company focused on facilitating the adoption of commercial electric vehicles and developing next generation financial services and Fintech products. Its electric vehicle division, Mobile Energy Global (MEG) provides financial services and incentives for commercial fleet operators, including group purchasing discounts and battery buy-back programs, in order to acquire large-scale customers with energy needs which are monetized through pre-paid electricity and EV charging offerings. Ideanomics Capital includes DBOT ATS and Intelligenta which provide innovative financial services solutions powered by AI and blockchain. MEG and Ideanomics Capital provide our global customers and partners with better efficiencies and technologies and greater access to global markets.

The company is headquartered in New York, NY, and has offices in Beijing, China.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties, and include statements regarding our intention to transition our business model to become a next-generation financial technology company, our business strategy and planned product offerings, our intention to phase out our oil trading and consumer electronics businesses, and potential future financial results. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of risks and uncertainties, such as risks related to: our ability to continue as a going concern; our ability to raise additional financing to meet our business requirements; the transformation of our business model; fluctuations in our operating results; strain to our personnel management, financial systems and other resources as we grow our business; our ability to attract and retain key employees and senior management; competitive pressure; our international operations; and other risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on the SEC website at www.sec.gov.. All forward- looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Investor Relations and Media Contact

Tony Sklar, VP of Communications at Ideanomics

55 Broadway, 19th Floor New York, New York 10006 Email: ir@ideanomics.com

www.ideanomics.com

Tel: +1.212.206.1216

IDEANOMICS, INC.

CONSOLIDATED BALANCE SHEETS

As of December 31,	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$2,632,886	$3,106,244
Accounts receivable, net	2,404,869	19,370,665
Licensed content	-	16,958,149
Prepaid expenses	572,346	2,042,041
Other current assets	1,841,720	3,594,942
Total current assets	7,451,821	45,072,041
Property and equipment, net	12,939,480	15,029,427
Intangible assets, net	52,770,639	3,036,352
Goodwill	23,344,299	704,884
Long-term investments	22,621,497	26,408,609
Operating lease right of use assets	6,933,582	-
Other non-current assets	883,126	3,983,799
Total assets	$126,944,444	$94,235,112

LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK AND EQUITY
Current liabilities: (including amounts of the consolidated VIEs without recourse to Ideanomics, Inc. See note 5)
Accounts payable	$3,380,482	$19,265,094
Deferred revenue	476,716	405,929
Accrued salaries	923,323	706,351
Amount due to related parties	3,962,061	800,822
Other current liabilities	6,466,007	4,615,346
Current portion of operating lease liabilities	1,112,733	-
Current acquisition earn-out liability	12,421,399	-
Promissory note-short term	3,000,000	-
Convertible promissory note due to third-parties	1,752,790
Convertible promissory note due to related parties	3,260,055	4,140,055
Total current liabilities	36,755,566	29,933,597
Deferred tax liabilities	-	513,935
Asset retirement obligations	5,094,200	8,000,000
Convertible promissory note due to third parties-long term	5,088,854	11,313,770
Convertible promissory note due to related parties-long term	1,550,657
Operating lease liability-long term	6,222,420	-
Non-current acquisition earn-out liability	12,234,830	-
Other non-current liabilities	-	-
Total liabilities	66,946,527	49,761,302
Commitments and contingencies (Note 19)
Convertible redeemable preferred stock:
Series A - 7,000,000 shares issued and outstanding, liquidation and deemed liquidation preference of $3,500,000 as of December 31, 2019 and 2018, respectively	1,261,995	1,261,995
Equity:
Common stock - $0.001 par value; 1,500,000,000 shares authorized, 149,692,953 and 102,766,006 shares issued and outstanding as of December 31, 2019 and 2018, respectively	149,692	102,765
Additional paid-in capital	282,553,877	195,779,576
Accumulated deficit	(248,482,826)	(149,975,302)
Accumulated other comprehensive loss	(663,579)	(1,664,598)
Total IDEX shareholder’s equity	33,557,164	44,242,441
Non-controlling interest	25,178,758	(1,030,626)
Total equity	58,735,922	43,211,815
Total liabilities, convertible redeemable preferred stock and equity	$126,944,444	$94,235,112

The accompanying notes are an integral part of these consolidated financial statements

IDEANOMICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31,	2019	2018
Revenue from third-parties	$1,295,486	$278,024,867
Revenue from related parties	43,271,469	99,718,005
Total revenue	44,566,955	377,742,872
Cost of revenue from third-parties	990,879	130,464,906
Cost of revenue from related parties	466,894	244,110,132
Gross profit	43,109,182	3,167,834

Operating expenses:
Selling, general and administrative expenses	24,862,208	22,471,976
Research and development expense	-	1,654,491
Professional fees	5,828,385	4,749,799
Depreciation and amortization	2,228,653	352,332
Acquisition earn-out expense	5,094,095	-
Impairment of assets	73,668,525	134,290
Total operating expenses	111,681,866	29,362,888

Loss from operations	(68,572,684)	(26,195,054)

Interest and other income (expense):
Interest expense, net	(5,616,282)	(804,595)
Loss on extinguishment of debt	(3,940,196)	-
Impairment of and equity in loss of equity method investees	(13,718,280)	(180,625)
Loss on disposal of subsidiaries, net	(951,594)	(1,183,289
Loss on remeasurement of DBOT investment	(3,178,702)	-
Other	(433,184)	(99,765)
Loss before income taxes and non-controlling interest	(96,410,922)	(28,463,328)

Income tax (expense) benefit	(417,453)	40,244

Net loss	(96,828,375)	(28,423,084)

Deemed dividend related to warrant repricing	(826,909)	-

Net loss attributable to common stockholders	(97,655,284)	-

Net (income) loss attributable to non-controlling interest	(852,240)	996,728

Net loss attributable to IDEX common shareholders	$(98,507,524)	$(27,426,356)

Basic and diluted loss per share	$(0.82)	$(0.35)

Weighted average shares outstanding:

Basic and diluted	119,766,859	78,386,116

The accompanying notes are an integral part of these consolidated financial statements.